SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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MUTUALFIRST FINANCIAL, INC.
(Name of Registrant as Specified in its Charter)

Ancora Catalyst Fund LP
Merlin Partners LP
Ancora Advisors LLC
Frederick DiSanto
Thomas Coley Brady
Timothy McMeekan
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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481

Ancora Announces Withdrawal of Nomination of Directors of MutualFirst Financial, Inc.

Ancora Catalyst Fund LP and Merlin Partners LP reached an arrangement with MutualFirst Financial, Inc. pursuant to which they have withdrawn the nomination of Thomas Coley Brady and Timothy McMeekan to serve as directors of MutualFirst Financial, Inc.

Important Information

This filing is not a solicitation of a proxy from any security holder of MutualFirst Financial, Inc. (the “Company”).  Ancora Catalyst Fund LP and Merlin Partners LP have withdrawn their nomination of Thomas Coley Brady and Timothy McMeekan as nominees to the Company’s board of directors.

 Participants in Terminated Solicitation

The following persons were participants in the terminated solicitation from the Company’s stockholders of proxies in favor of the withdrawn nominees: Ancora Catalyst Fund LP, Merlin Partners LP, Ancora Advisors LLC, Frederick DiSanto, Thomas Coley Brady and Timothy McMeekan.  The participants may have had interests in the solicitation, including as a result of holding shares of the Company’s common stock, par value $.01 per share.  Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Stockholder Proposal that Ancora Catalyst Fund LP and Merlin Partners LP sent to the Company on February 3, 2015, which is incorporated herein by reference.